Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 — MARTINS FERRY, OHIO 43935 — Phone: 740/633-BANK	Fax: 740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	1:00 PM January 27, 2015

Subject:	United Bancorp, Inc. Reports 25% Increase in Quarterly Diluted Earnings per Share and Diluted Earnings per Share of $0.53 for the Year Ended December 31, 2014.

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.15 for the quarter ended December 31, 2014 compared to $0.12 for the quarter ended December 31, 2013, an increase of 25%. For the year ended December 31, 2014, the Company reported diluted earnings per share of $0.53 which matched last year’s performance. The $0.53 diluted earnings per share for 2014 is comprised of an increase in core earnings as compared to the $0.53 diluted earnings per share reported in 2013 which included $900,000 related to a non-core, tax-exempt BOLI benefit. By matching the diluted earnings per share of $0.53 without the $900,000 BOLI benefit, the Company demonstrated strong growth in core earnings year-over-year. This growth in core earnings can be attributed to several factors which are explained in detail below.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the core earnings improvement of our Company for the year ended December 31, 2014. From an operating perspective, the Company’s net interest margin increased in 2014 to a level of 3.75% compared to 3.70% for 2013. The Company was able to maintain its margin by originating quality loans and decreasing its levels of higher-costing deposits and lower-yielding investment alternatives at the Federal Reserve. On a year-over-year basis, average loans were up by $15.9 million, or 5.33%, while higher-costing time deposits and short term, lower-yielding investment alternatives, listed as average cash and due from Federal Reserve Bank, were down by $10.5 million, or 13.40%, and $21.2 million, or 37.09%, respectively. The Company continued to keep its surplus funds in very liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $36.0 million on an average basis for 2014, and resist the temptation of extending the duration of its investment portfolio to achieve higher investment yields which would produce higher levels of revenue in the present term. This conservative posture continued to be maintained to protect the Company’s capital and earnings when interest rates increase in future periods to more normalized levels. The Company’s investment in marketable securities declined on an average basis by $10.8 million, or 29.90%, from December 31, 2013 to December 31, 2014 to a level of $25.4 million. The Company’s credit quality improved dramatically as non-accrual loans were down $1.9 million, or 66.72%, to a level of $958,000. Net loans charged off for 2014 were $1.4 million or 0.44% of average loans, as compared to $1.1 million or 0.35% of average loans for 2013. Although charge offs were up slightly, we have effectively dealt with the majority of our problem legacy loans during the course of this past year and we should continue to see improvements in credit quality and lower levels of loans charged off loan in 2015. With the improvement in credit quality, the Company decreased the provision for loan losses by 353,000, or 28.4%, to a level of $888,000 for 2014. Even with this reduction in the provision for loan losses, the overall total allowance for loan losses to total loans was 0.76% resulting in a total allowance for loan losses to nonperforming loans of 250.45% at December 31, 2014, compared to 0.94% and 100.51% respectively at December 31, 2013. With this continued trend of improving credit quality and coverage, the Company projects a further reduction of its provision for loan losses which will have a positive impact on future core earnings.

On the liability side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower cost funding accounts while allowing higher cost funding to run off. Year-over-year, low-cost funding consisting of demand and savings deposits increased by $22.5 million which is the result of a strategy that began in June 2012. On another positive note, higher-costing time deposit balances decreased by over $10.5 million from December 31, 2013 to December 31, 2014, helping to reduce overall interest expense levels. As previously mentioned, the Company continued to see the positive impact of attracting a higher number of active transaction accounts resulting in service charges on deposit accounts increasing by $395,000, or 16.79%, on a year-over-year basis as of December 31, 2014. It is projected this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Lastly, noninterest expense decreased on a year-over-year basis by $849,000 or 6.06%. During the fourth quarter of 2014, the company recovered in full the previously disclosed impairment charge of $152,720 taken in the first quarter of this year relating to a foundational collapse of a a bank-owned foreclosed real estate property. But, the major components of this decrease in non interest expense are reduced salary and benefits costs, reduced provision for losses on foreclosed real estate and decreased Ohio Franchise taxes due to a change in tax laws. Our goal is controlling our noninterest expense while continuing to build and strengthen our operational foundation which will lead to future growth, higher levels of core earnings and, ultimately, a higher level of performance. In 2014, we have successfully met this objective and will continue with this focus in 2015.” Greenwood concluded, “With the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts, the controlling of our overhead and the potential lowering of our loan loss provision even further, we are projecting continued improvement in our profitability for 2015.”

Scott A. Everson, President and CEO stated, “Our conservative risk management posture of keeping our surplus funding in highly liquid, low yielding excess reserves at the Federal Reserve and not leveraging our investment portfolio by stretching for yield has had somewhat of a limiting effect on our earnings over the course of the past few years. But, we have been able to successfully overcome this limitation and produce a higher level of core earnings by originating a higher level of quality loans and improving our overall credit quality, successfully implementing a deposit strategy the has brought in a higher level of lower costing funds and service charge related income and building our operational foundation which will lead to future growth while controlling our overall non-interest expense levels. We believe that this trend will continue and we are budgeting even a higher level of core earnings in the coming year. By taking the actions that we have within the past couple of years when both long and short term interest rates hit historic lows, we firmly believe that we are well positioned for when interest rates do finally increase by having both the liquid assets and capital to leverage our investment portfolio to levels at which we are more historically accustomed. At present, we will continue to aggressively make more asset sensitive, quality loans in our banking communities and resist seeking a higher return by stretching the duration of our investment portfolio. By investing in longer maturity securities today, we could expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $8.10 to $8.34 and has increased our average shareholder’s equity by $2.5 million, or 6.79%, and equity to assets to a level of 10.05% as of December 31, 2014. We continue to be satisfied with our current strategy which has led to higher levels of core earnings and has enabled us to maintain our very generous dividend policy with our cash dividend having a market yield of 4.46% based upon our closing price at December 31, 2014. We are extremely proud of the fact that our Company was recognized in 2014 by American Banker Magazine as one of the top twenty-five publically traded U.S. banks and thrifts with the highest dividend yield in our country…coming in at number sixteen.” Everson concluded, “Being a strong and profitable Company in this presently changing regulatory and economic environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $402.0 million and total shareholder’s equity of approximately $40.4 million as of December 31, 2014. Through its single bank charter with its nineteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves Athens and Fairfield Counties and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas Counties in Ohio. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP”

	For the Three Months Ended
	December 31, 2014	December 31, 2013	% Change
Earnings
Interest income on loans	$3,629,684	$3,690,757	-1.65%
Loan fees	198,362	334,993	-40.79%
Interest income on securities	182,521	226,855	-19.54%

Total interest income	4,010,567	4,252,605	-5.69%
Total interest expense	604,510	658,406	-8.19%

Net interest income	3,406,057	3,594,199	-5.23%
Provision for loan losses	231,000	227,741	1.43%
Net interest income after provision for loan losses	3,175,057	3,366,458	-5.69%
Service charges on deposit accounts	697,293	647,939	7.62%
Net realized gains on sale of loans	7,647	3,734	104.79%
Net realized gain on sale of other real estate and repossessions (OREO)	22,383	2,340	856.54%
Net recovery on previously written down OREO	75,823	—	N/A
Other noninterest income	208,691	216,734	-3.71%
Total noninterest income	1,011,837	870,747	16.20%
FDIC insurance premium	58,999	65,401	-9.79%
Provision for losses on impairment of foreclosed real estate	—	9,880	N/A
Other noninterest expense	3,131,498	3,331,178	-5.99%
(Excluding FDIC insurance premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	3,190,497	3,406,459	-6.34%
Income tax expense	263,558	231,744	13.73%

Net income	$732,839	$599,002	22.34%
Per share
Earnings per common share - Basic	$0.15	$0.12	25.00%
Earnings per common share - Diluted	0.15	0.12	25.00%
Cash Dividends paid	0.09	0.08	12.50%
Shares Outstanding
Average - Basic	4,812,338	4,811,292	—
Average - Diluted	4,890,364	4,873,657	—

For the Year Ended December 31,	%
2014	2013	Change
Earnings
Interest income on loans	$14,707,602	$15,123,725	-2.75%
Loan fees	895,195	1,136,010	-21.20%
Interest income on securities	774,648	765,488	1.20%

Total interest income	16,377,445	17,025,223	-3.80%
Total interest expense	2,466,512	3,033,178	-18.68%

Net interest income	13,910,933	13,992,045	-0.58%
Provision for loan losses	888,000	1,240,847	-28.44%
Net interest income after provision for loan losses	13,022,933	12,751,198	2.13%
Service charges on deposit accounts	2,749,709	2,354,406	16.79%
BOLI benefit in excess of surrender value	35,398	935,000	N/A
Net realized gains on sale of loans	30,106	58,279	-48.34%
Net realized gain on sale of other real estate and repossessions (OREO)	26,830	—	N/A
Net realized loss on sale of available-sale-securities	26,660	—	N/A
Other noninterest income	828,783	864,588	-4.14%
Total noninterest income	3,697,486	4,212,273	-12.22%
FDIC insurance premium	252,996	296,240	-14.60%
Provision for losses on impairment of foreclosed real estate	97,709	239,070	-59.13%
Other noninterest expense	12,795,345	13,459,337	-4.93%
(Excluding FDIC insurance premiums and provision for losses on impairment of foreclosed real estate)
Total noninterest expense	13,146,050	13,994,647	-6.06%
Income tax expense	923,074	356,544	158.89%

Net income	$2,651,295	$2,612,280	1.49%
Per share
Earnings per common share - Basic	$0.54	$0.53	1.89%
Earnings per common share - Diluted	0.53	0.53	0.00%
Cash Dividends paid	0.33	0.29	13.79%
Book value (end of period)	8.34	8.10	2.96%
Shares Outstanding
Average - Basic	4,846,219	4,808,816	—
Average - Diluted	4,924,245	4,871,175	—
Common stock, shares Issued	5,385,304	5,375,304	—
Shares held as Treasury Stock	7,850	12,496	—
At year end
Total assets	$401,811,582	$389,041,557	3.28%
Total assets (average)	403,387,000	417,388,000	-3.35%
Cash and due from Federal Reserve Bank	39,163,419	23,474,242	66.84%
Average cash and due from Federal Reserve Bank	35,989,000	57,207,000	-37.09%
Securities and other restricted stock	24,007,535	32,328,805	-25.74%
Average Securities and other restricted stock	25,352,000	36,158,000	-29.89%
Other real estate and repossessions (“OREO”)	1,139,526	2,201,575	-48.24%
Gross loans	315,754,467	309,503,209	2.02%
Average loans	313,691,000	297,821,000	5.33%
Allowance for loan losses	2,400,427	2,894,944	-17.08%
Net loans	313,354,040	306,608,265	2.20%
Net loans charged off	1,382,517	1,053,947	31.18%
Non-accrual loans	958,437	2,880,288	-66.72%
Loans past due 30+ days (excludes non accrual loans)	910,450	684,073	33.09%
Intangible assets	66,480	185,520	-64.17%
Mortgage servicing asset	72,211	87,095	-17.09%
Total Deposits	322,681,733	310,640,827	3.88%
Non interest bearing deposits	68,410,704	62,282,954	9.84%
Interest bearing demand	115,138,911	102,464,250	12.37%
Savings	71,319,276	67,587,966	5.52%
Time	67,812,842	78,305,657	-13.40%
Repurchase Agreements	5,097,690	5,745,928	-11.28%
Advances from the Federal Home Loan Bank	26,718,782	26,990,979	-1.01%
Shareholders’ equity	40,389,103	38,870,794	3.91%
Shareholders’ equity (average)	39,735,358	37,210,000	6.79%
Stock data
Market value - last close (end of period)	$8.07	$8.03	0.50%
Dividend payout ratio	61.11%	54.72%	11.69%
Price earnings ratio	14.94	x	15.15	x	-1.36%
Market Price to Book Value	97%	99%	-3.00%
Key performance ratios
Return on average assets (ROA)	0.66%	0.63%	0.03%
Return on average equity (ROE)	6.67%	7.02%	-0.49%
Net interest margin (Federal tax equivalent)	3.75%	3.70%	0.04%
Interest expense to average assets	0.61%	0.73%	-0.12%
Total allowance for loan losses to nonperforming loans	250.45%	100.51%	149.94%
Total allowance for loan losses to total loans	0.76%	0.94%	-0.18%
Nonaccrual loans to total loans	0.30%	0.93%	-0.63%
Non accrual loans and OREO to total assets	0.52%	1.31%	-0.79%
Net charge-offs to average loans	0.44%	0.35%	0.09%
Equity to assets at period end	10.05%	9.99%	0.11%